Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-198698 and 333-184196) of our reports dated February 22, 2018, relating to the consolidated financial statements and consolidated financial statement schedule of Globus Medical, Inc. and subsidiaries and the effectiveness of Globus Medical, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Globus Medical, Inc. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
February 22, 2018